                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                                 Quantech Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                 QUANTECH LTD.

                        815 Northwest Parkway, Suite 100
                             Eagan, Minnesota 55121
                            Telephone (651) 647-6370
                               Fax (651) 647-6369
                          Web Page: www.quantechltd.com

                              --------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 12, 2001


                              --------------------


TO THE SHAREHOLDERS OF QUANTECH LTD.

    Please take notice that the Annual Meeting of Shareholders of Quantech Ltd. (the "Meeting") will be held, pursuant to due call by the Board of Directors of the Company, at the Minneapolis Club, 729 2nd Avenue South, Minneapolis, Minnesota on Wednesday, December 12, 2001, at 3:30 p.m., or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1.   To elect two (2) Class 3 directors for a term of three years;

     2. To increase the number of shares reserved for issuance under the 1998 Stock Option Plan;

     3. To transact any other business as may properly come before the Meeting or any adjournments thereof.

    Pursuant to due action of the Board of Directors, shareholders of record on October 30, 2001, will be entitled to vote at the Meeting or any adjournments thereof.

    A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.









    Eagan, Minnesota                                Robert Case
    November 6, 2001                                Chief Executive Officer

                                  QUANTECH LTD.

                        815 Northwest Parkway, Suite 100
                             Eagan, Minnesota 55121
                            Telephone (651) 647-6370
                               Fax (651) 647-6369
                          Web Page: www.quantechltd.com

                              --------------------


                                 PROXY STATEMENT


                              --------------------

               ANNUAL MEETING OF SHAREHOLDERS - DECEMBER 12, 2001

                  INFORMATION CONCERNING SOLICITATION OF VOTING

    This Proxy Statement is furnished by the Board of Directors of Quantech Ltd. (the "Company") in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Wednesday, December 12, 2001, at 3:30 p.m. Central Time, at the Minneapolis Club, 729 2nd Avenue South, Minneapolis, Minnesota 55402, and at all adjournments thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. ANY PROXY IN WHICH NO DIRECTION IS SPECIFIED WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS TO BE CONSIDERED AND IN FAVOR OF THE DIRECTOR NOMINEES LISTED HEREIN. This Proxy Statement and the accompanying Annual Report, Notice and Proxy are being mailed to shareholders on or about November 6, 2001.

    The close of business on October 30, 2001 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. At that date, the Company's outstanding voting securities consisted of 18,583,712 shares of common stock, no par value (the "Common Stock"). On all matters which will come before the Meeting, each shareholder or his or her proxy will be entitled to one vote for each share of Common Stock of which such shareholder was the holder of record on the record date.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by: (I) delivering to the principal office of the Company a written notice of revocation; or (II) filing with the Company a duly executed Proxy bearing a later date. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

    The costs of this solicitation will be borne by the Company. The Company will request brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of the Company's Common Stock. The Company will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to beneficial owners. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND EXECUTIVE MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 15, 2001: (I) by each of the executive officers of the Company named in the Summary Compensation Table;
(II) by each director and director nominee; (III) by all current directors and executive officers of the Company as a group; and (IV) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                          NUMBER OF SHARES      PERCENT OF SHARES
OFFICERS AND DIRECTORS(1)                 BENEFICIALLY OWNED    BENEFICIALLY OWNED
---------------------------------------   -------------------   ------------------
Robert Case                                      811,933 (2)           4.2%
Thomas R. Witty                                  256,667 (3)           1.4%
Gregory G. Freitag                               720,988 (4)           3.7%
Robert W. Gaines, M.D.                         2,237,135 (5)          11.0%
James F. Lyons                                 1,280,408 (6)           6.7%
Richard W. Perkins                               322,500 (7)           1.7%
Edward E. Strickland                           1,219,443 (8)           6.4%

All directors and executive officers
as a group (8 persons)                         6,969,074 (9)          30.0%

5% SHAREHOLDERS
---------------------------------------
Perkins Capital Management, Inc.              3,378,046 (10)          18.2%


(1) The address of such persons is 815 Northwest Parkway, Suite 100, Eagan, Minnesota 55121.

(2) Includes 762,981 shares purchasable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of the record date.

(3) Includes 256,667 shares purchasable upon exercise of options that are currently exercisable or exercisable within 60 days of the record date.

(4) Includes 704,761 shares purchasable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of the record date.

(5) Includes 384,283 shares purchasable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of the record date. Also includes 454,545 shares and 1,345,455 shares purchasable upon exercise of a warrant that is currently exercisable held by Millennium Medical Systems of which entity Dr. Gaines is the sole owner.

(6) Includes 422,688 shares purchasable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of the record date.

(7) Includes 222,500 shares purchasable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of the record date. Does not include shares held by Perkins Capital Management as to which Mr. Perkins disclaims beneficial ownership.

(8) Includes 388,435 shares that may be purchased upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of the record date. Also includes 293,648 shares and 6,380 shares that may be purchased upon exercise of a warrant that is currently exercisable held by the Strickland Family Limited Partnership of which entity Mr. Strickland is a general partner.

(9) Includes 3,272,315 shares purchasable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of the record date. Also includes 293,648 shares and 6,380 shares that may be purchased upon exercise of a warrant that is currently exercisable held by the Strickland Family Limited Partnership of which entity Mr. Strickland is a general partner. Also includes 454,545 shares and 1,345,455 shares that may be purchased upon exercise of a warrant that is currently exercisable held by Millennium Medical Systems of which entity Dr. Gaines is sole owner.

(10) Perkins Capital Management, Inc. reports voting power over 636,000 such shares and investment power over all such shares. Perkins Capital Management's address is 730 East Lake St., Wayzata, MN 55391.


                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

GENERAL

    The Company's Bylaws provide that the Board of Directors consist of three or more persons and be divided into three classes of directors of as nearly equal size as possible. Directors are elected for a term of three years and the terms are staggered so that the class of directors whose term expires is elected each year by the shareholders of the Company. There are currently six persons serving as directors. The Company is proposing that two directors be elected at the Meeting to serve as Class 3 directors with a term of three years expiring in 2004, or until their successors are elected and qualified. The Board of Directors has nominated for election Mr. James F. Lyons and Mr. Gregory G. Freitag. Mr. Lyons and Mr. Freitag are currently Class 3 directors of the Company.

BOARD RECOMMENDATION

    The Board of Directors recommends that the nominees, Mr. Lyons and Mr. Freitag, be elected as Class 3 directors to hold office for a term of three years and until their successors are duly elected and qualified.

PROXIES AND VOTING

    Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees. The affirmative vote of the greater of (I) a majority of shares of Common Stock present and entitled to vote at the Meeting or (II) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Meeting is necessary to elect the nominees. A shareholder submitting a Proxy may vote for the nominees for election to the Board of Directors or may withhold his or her vote. The nominees, Mr. Lyons and Mr. Freitag, have consented to being named as nominees. Should Mr. Lyons or Mr. Freitag become unable to serve if elected, the Proxy Agents named in the Proxy will exercise their voting power in favor of such other person or persons as the Board of Directors of the Company may recommend. The Company's Articles of Incorporation prohibit cumulative voting.

    NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

    CLASS 1 DIRECTORS (TERM EXPIRING 2002)

    ROBERT CASE, age 57, has been Chief Executive Officer of Quantech since June 1997 and a director of Quantech since October 1996. He founded Case + Associates, Inc. in 1978 and has been its President since such time. Case + Associates is a leading consultant in the research, design, development, and engineering of medical products. Its consulting activities include work for major multi-national, as well as development stage medical companies, in the design of products from diagnostic instrumentation and implantable devices to surgical instruments. He has served as Chairman of the Industrial Designers Society of America, and was a member of its national board of directors. Mr. Case has also been a longtime member of the Biomedical Marketing Association. In addition, Mr. Case conducts both U.S. and European seminars in product definition and development for Frost & Sullivan, the Society of Plastics Engineers, the Society for the Advancement of Medical Packaging Institute, and Northwestern University. His educational background includes product design, engineering, and marketing at Syracuse University, the Illinois Institute of Technology, and DePaul University. Mr. Case is also a director of HTS Biosystems, Inc., the Company's majority owned subsidiary.

     ROBERT W. GAINES, JR., M.D., age 59, has been a director of Quantech since December 1999. Dr. Gaines practices orthopaedic surgery with the Columbia Orthopaedic Group in Columbia, Missouri, and was a Professor of Orthopaedic Surgery and Director of Pediatric Orthopaedics and Spine Surgery at the University of Missouri School of Medicine from 1989 to 2000. Dr. Gaines is extensively published with over 100 articles, papers, chapters in books and professional exhibits, and has presented over 100 lectures as a visiting scholar. He is also active in public and community service activities including efforts to improve orthopaedic health care for children. Dr. Gaines received his M.D. from Duke University.

      CLASS 2 DIRECTORS (TERM EXPIRING 2003)

     RICHARD W. PERKINS, age 70, has been a director of the Company since September 1995. Since 1985, Mr. Perkins has been President, Chief Executive Officer and a director of Perkins Capital Management, Inc., Wayzata, Minnesota. Prior thereto he was a Senior Vice President of Piper Jaffray Inc., Minneapolis, Minnesota. He is also a director of Bio-Vascular, Inc., PW Eagle, Inc., iNTELEFILM Corporation, Lifecore Biomedical, Inc., Nortech Systems, Inc., Paper Warehouse, Inc., CNS, Inc. and Vital Images, Inc.

     EDWARD E. STRICKLAND, age 74, has been a director of the Company since September 1995. Mr. Strickland has been an independent financial consultant for more than seven years. From October 1990 to January 1991, he performed the duties of Chief Executive Officer while serving on the Executive Committee of the Board of Directors of Reuter, Inc. Mr. Strickland also served as a director of Hector Communications Corp. and Communication Systems, Inc., and is currently a director of Bio-Vascular, Inc.

    CLASS 3 NOMINEES (TERM EXPIRING 2004)

     JAMES F. LYONS, age 71, has been Chairman of the Board of the Company since June 1997, and a director of the Company since September 1995. From September 1993 through October 1994, when he retired, Mr. Lyons was Chief Executive Officer of Bio-Vascular, Inc., a cardiovascular medical products company. From 1978 through 1990, Mr. Lyons was President and Chief Executive Officer of Bio-Medicus, Inc., a cardiovascular medical products company. Mr. Lyons was also a director and Chairman of the Board from 1991 through 1996 of AVECOR Cardiovascular Inc. and was a director of ATS Medical, Inc., Bio-Vascular, Inc. and Spine-Tech, Inc.

     GREGORY G. FREITAG, age 39, has been a director of the Company since April 2001. Mr. Freitag established HTS Biosystems and has been a Director and President of HTS since its inception and was appointed CEO in December 2000. He was Chief Operating Officer of Quantech Ltd. from June 1997 through January 2001 and Chief Financial Officer and Secretary of Quantech from December 1995 through December 2000. From 1987 until joining Quantech, Mr. Freitag was a lawyer with the Minneapolis, Minnesota law firm of Fredrikson & Byron, P.A. As a shareholder with Fredrikson & Byron he practiced in the corporate, securities and merger and acquisition areas of law. Mr. Freitag has his J.D. and CPA, and has served on securities advisory committees to the Minnesota Commissioner of Commerce. Mr. Freitag is also a director of Chumbo Holdings, Inc., a computer software marketing company, and Chairman of the Board of People Serving People, a nonprofit homeless shelter.

EXECUTIVE OFFICERS

     EDWARD L. ZEMAN, age 46, has been Chief Financial Officer of Quantech since March 2001. Prior to joining Quantech, Mr. Zeman was Executive Vice President and Chief Financial Officer of Integrity Life Insurance Company/ARM Finance Group of Louisville, KY. This company had $10 billion in assets under management. Mr. Zeman's responsibilities included corporate accounting and SEC reporting, treasury/cash management, sourcing capital, investor relations, internal audit, taxes, risk management and rating agency coordination. He spent 13 years in the public accounting sector with Deloitte & Touche in Minneapolis, MN, where he provided audit and consulting services to both public and private companies. He is a CPA and received his Bachelor of Science degree in Business from the University of Minnesota.

     THOMAS R. WITTY, Ph.D., age 54, was an Organizational and Program Management Consultant to Quantech Ltd. from August 1997 until October 1997 when he joined Quantech as Vice President of Research and Development. Dr. Witty has been Executive Vice President of Research and Development since September 1999. Dr. Witty has over 24 years of experience in the field of medical diagnostics. Dr. Witty has had senior program management responsibilities for clinical instrument systems while at Rohm and Haas, Becton Dickinson, Sanofi and ICN Pharmaceuticals. In addition, he was a key contributor to the development of a near patient diagnostic system at Biocircuits and was on the Board of Directors of SeaLite Sciences, a small biotechnology company. In these roles, Dr. Witty has led over 20 products to market through clinical trials and the FDA. Dr. Witty received his Doctor of Philosophy in Medicinal Chemistry from Purdue University and his Bachelor of Arts degree with honors in chemistry from Macalester College in St. Paul, Minnesota. Further academic training was completed under an NIH Fellowship at the University of Illinois and as a Professor at Colorado State University.

DIRECTOR COMPENSATION

    The Company does not currently compensate its directors. The Company has, however, granted options to its directors from time to time. The 1998 Stock Option Plan provides that non-employee directors will be granted an option to purchase 10,000 shares upon election to the Board and an option to purchase 2,500 shares after each shareholders meeting if the director is re-elected or his term of office continues after such shareholders meeting. The Board may also grant additional options at its discretion. In February 2001, the Board granted options to purchase 45,000 shares of Common Stock at $2.38 per share to directors Gaines, Lyons, Perkins and Strickland. Such options are exercisable one-third immediately, one-third in February 2002 and one-third in February 2003. In addition, during fiscal 2000, Mr. Case was granted an option to purchase 100,000 shares of HTS Biosystems Common Stock at an exercise price of $2.50 per share for his services as a director of HTS Biosystems.


                             AUDIT COMMITTEE REPORT

     The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, Rule 4310(c)(26)(B)(iii), including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14).

     In accordance with its written charter adopted by the Board of Directors (set forth in Appendix A), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

     (1) reviewed and discussed the audited financial statements with management;

     (2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

     (3) reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, as filed with the Securities and Exchange Commission.

                  Members of the Audit Committee:

                  Edward E. Strickland, Chairman
                  James F. Lyons
                  Richard W. Perkins


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to, or earned by, the Chief Executive Officer of the Company and to all executive officers whose compensation exceeded $100,000 for fiscal 2001.

                                                                   LONG-TERM
                                                                   COMPENSATION
                                      ANNUAL COMPENSATION            AWARDS
                                 -------------------------------   -----------
                                                         OTHER                     ALL
                                                        ANNUAL                    OTHER
                                                        COMPEN-    SECURITIES     COMPEN-
NAME AND                FISCAL    SALARY       BONUS    SATION     UNDERLYING     SATION
PRINCIPAL POSITION      YEAR        ($)         ($)       ($)      OPTIONS(#)       ($)
--------------------    -----    ----------    ------   --------   -----------    ------
Robert Case,            2001      $176,265     $2,071      0        175,000         0
CEO                     2000      $144,000       0         0        100,000(1)      0
                        1999       $82,500       0         0        525,000         0

Gregory G. Freitag,     2001      $167,700(2)    0         0        600,000(2)      0
Former COO, CFO         2000      $144,000       0         0        100,000(1)      0
                        1999      $128,750       0         0        510,000         0

Thomas R. Witty, Ph.D., 2001      $155,000       0         0        100,000         0
Executive VP of R&D     2000      $144,000       0         0         15,000(1)      0
                        1999      $128,750       0         0        140,000         0

------------------------

(1) Represents an option to purchase common stock of HTS Biosystems, the Company's majority owned subsidiary.

(2) Includes an option to purchase 450,000 shares of HTS Biosystems common stock.

(3)  Includes $47,446 paid by HTS Biosystems.

OPTION/SAR GRANTS DURING FISCAL YEAR 2001

     The following table provides information related to options granted to the named executive officers during fiscal 2001. The Company has not granted any stock appreciation rights.

                                INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------
                       NUMBER OF          PERCENT OF
                       SECURITIES           TOTAL
                       UNDERLYING        OPTIONS/SARS
                      OPTIONS/SARS        GRANTED TO     EXERCISE OR
                        GRANTED          EMPLOYEES IN     BASE PRICE     EXPIRATION
NAME                      (#)            FISCAL YEAR      ($/SHARE)        DATE
------------------- -----------------   --------------   ----------    ------------
Robert Case           175,000 (1)           10.6%          $3.22         10/11/06
Gregory G. Freitag    150,000 (1)           9.1%           $3.22         10/11/06
Gregory G. Freitag    450,000 (2)           69.8%          $2.50         12/20/06
Thomas R. Witty       100,000 (1)           6.1%           $3.22         10/11/06

------------------------

(1) Such options become exercisable in installments of one-third immediately and one-third on the first two anniversaries of the date of grant.

(2) Represents an option to purchase common stock of HTS Biosystems. Such option becomes exercisable in installments of one-third immediately and one-third on the first two anniversaries of the date of grant.

OPTION EXERCISES AND VALUE OF OPTIONS AT END OF FISCAL YEAR 2001

    The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, the year-end value of unexercised options.

                                       NUMBER OF UNEXERCISED
                                       SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                 SHARES                    OPTIONS AT END          IN-THE-MONEY OPTIONS
                ACQUIRED                   OF FISCAL 2001         AT END OF FISCAL 2001(1)
                   ON       VALUE     -------------------------  ---------------------------
NAME            EXERCISE   REALIZED   EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------    --------   --------   ----------- -------------  -----------   -------------
Robert Case        0         N/A        756,667       58,333       $200,000         $0
                   0         N/A         66,667(2)    33,333(2)    $      0(2)      $0(2)

Gregory G.         0         N/A        700,000       50,000       $192,500         $0
Freitag            0         N/A        216,667(2)   333,333(2)    $      0(2)      $0(2)

Thomas R.          0         N/A        256,667       33,333       $ 20,000         $0
Witty              0         N/A         10,000(2)     5,000(2)    $      0(2)      $0(2)

------------------------

(1) Value for Quantech options based on the market value of Quantech Common Stock on June 29, 2001 ($1.25 per share closing price) less the exercise price. Value for HTS Biosystems options based on the common stock price on June 29, 2001 of $2.50 per share as established by the HTS board less the exercise price.

(2)  Represents an option to purchase common stock of HTS Biosystems.

COMPENSATION ARRANGEMENTS

     The Company entered into "at will" employment agreements with Mr. Case and Mr. Freitag in December 1997, and with Mr. Witty in November 1997. (the "Employment Agreements"). Mr. Case's employment agreement provides that if his employment is terminated by the Company due to a sale of substantially all of the assets of the Company or a change in the control of more than 50% of the Company's Capital Stock by an acquiring party, he would receive a lump-sum payment of $150,000. Mr. Freitag's employment agreement was terminated in April 2001 when he resigned as an employee of Quantech. Prior to this event, Mr. Freitag's employment agreement provided for a base salary of $125,000 per year, which was increased on two occasions to $165,000, and further provided that if his employment was terminated by the Company "without cause" he would receive six months' salary, except in the event his employment was terminated as a result of a sale of substantially all of the assets of the Company or a change in the control of more that 50% of the Company's Common Stock by an acquiring party he would receive a lump-sum payment of one year's salary and bonus. Mr. Witty's employment agreement provides for a base salary of $125,000 per year, which has been increased on two occasions to $155,000 per year. His agreement further provides that in the event his employment is terminated as a result of a sale of substantially all of the assets of the Company or a change in the control of more than 50% of the Company's Common Stock by an acquiring party he would receive a lump-sum payment of six months' salary. In addition, the Company entered into an at-will employment agreement with Edward Zeman in March 2001. Mr. Zeman's employment agreement provides for a base salary of $170,000 per year, and further provides that if his employment is terminated by the Company "without cause" or due to a sale of substantially all of the assets of the Company or a change in the control of more than 50% of the Company's Capital Stock by an acquiring party, he would receive a lump-sum payment equal to twelve months' salary.

CERTAIN TRANSACTIONS

     In March 1998, Quantech issued warrants to purchase 60,000 and 15,000 shares of its Common Stock to James F. Lyons and Edward E. Strickland, respectively, Quantech directors, as compensation for the guarantee of a $500,000 bank loan to Quantech. The warrants have an exercise price of $0.75 per share. The amount under such loan was increased by $250,000 in August 1998 and such directors received additional options in September 1998 to purchase an aggregate of 75,000 shares of Common Stock at $1.13 per share for their extension of the guarantee to this amount. In January 2000, the loan term was extended by one year and such directors received additional options to purchase an aggregate of 80,000 shares of Common Stock at $1.25 per share, and in July 2000 the loan amount was increased by $250,000 and such directors received additional options to purchase an aggregate of 50,000 shares of Common Stock at $2.75 per share.

     In April and May 2000, Robert Case, Quantech CEO, was provided a loan in the aggregate amount of $141,000 secured by Quantech options and Common Stock. The loan was provided pursuant to commercially reasonable terms. Such loan was provided to Mr. Case as an employment benefit in recognition of his transition to permanent CEO of Quantech. The loan has an interest rate of 8% per year.

     In August 2000, Quantech issued a warrant to purchase 20,000 shares of Common Stock to Edward Strickland, a Quantech director, as compensation for a $100,000 loan to the Company. The warrant has an exercise price of $2.75 per share and can be exercised any time before August 15, 2005.

    In April 2001, Quantech issued warrants to purchase an aggregate of 500,000 shares of Common Stock at $1.03 per share to Robert W. Gaines, James F. Lyons, Richard Perkins and Edward E. Strickland, Quantech directors, as compensation for the guarantee of a $2.5 million bank loan to Quantech. The loan expires on December 1, 2001.


                                  PROPOSAL TWO

    INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER THE 1998 STOCK OPTION PLAN

    The 1998 Stock Option Plan (the "Plan") was adopted by the Quantech Board of Directors in April 1998 and approved by Quantech shareholders at the 1998 annual meeting. Two million shares of Quantech Common Stock were reserved for issuance upon exercise of options granted under the Plan. In September 1999, the Quantech Board of Directors increased the number of shares reserved for issuance under the Plan to 4,000,000 shares, and such increase was approved by Quantech shareholders at the 1999 annual meeting. Outstanding options for the purchase of up to 4,042,657 shares of Common Stock have been granted under the Plan of which 3,235,539 have vested. In October 2001, the Quantech Board of Directors increased the number of shares reserved for issuance under the Plan to 6,000,000 shares subject to approval by Quantech shareholders at the 2001 annual meeting.

     The purpose of the Plan is to promote the success of Quantech and its subsidiaries by facilitating the retention of competent personnel and by furnishing incentive to officers, directors, employees, consultants, and advisors upon whose efforts Quantech's success will depend to a large degree. The additional reserved shares would improve Quantech's ability to attract and retain the personnel needed to complete its product development, begin manufacturing and distribution, and establish Quantech's business operations.

     Under the Plan, all employees, officers and directors (including Non-Employee Directors) of Quantech or a subsidiary, and consultants and advisors who perform bona fide services for Quantech or a subsidiary, provided such services are not in connection with the offer or sale of securities in a capital raising transaction, are eligible to receive stock options. As of October 15, 2001 Quantech had approximately 32 officers and employees, five non-employee directors and thirteen consultants and advisors. Quantech intends to grant options which qualify as incentive stock options ("ISOs") under section 422 of the Internal Revenue Code, as well as nonqualified stock options ("NSOs"). The Plan is administered by the Board of Directors or by a Committee appointed by the Board (referred to as the "Administrator") which selects the individuals to whom options will be granted, the number of shares subject to each option and the exercise price and terms and conditions of each option. If any options granted under the Plan expire or are terminated prior to being exercised in full, then the unexercised portion of such options will once again be available for additional option grants.

     The exercise price for ISOs cannot be less than 100% of the fair market value of the Common Stock per share on the date the option is granted, and, in the case of ISOs granted to holders of more than 10% of the voting power of the Company, not less than 110% of such fair market value. The term of an option cannot exceed 10 years, and the term of an ISO granted to a holder of more than 10% of the voting power of the Company cannot exceed five years. The exercise price for NSOs is generally 100% of the fair market value of the Common Stock per share on the date the option is granted unless otherwise determined by the Administrator, provided that the exercise price is not less than 85% of the fair market value of the Common Stock per share on the date granted. The market value of the Company's Common Stock was $1.50 per share on October 1, 2001.

     Non-Employee Directors of the Company are granted upon election an option to purchase 10,000 shares of Common Stock at a price per share equal to 100% of the fair market value of the Common Stock on such date. One-third of such options are exercisable immediately, with one-third becoming exercisable on each of the second and third anniversaries of the date of grant. After each shareholders meeting, if the director is re-elected or his term of office continues after such shareholders meeting, each Non-Employee Director is granted an option to purchase 2,500 shares of the Common Stock at an exercise price per share equal to 100% of the fair market value of the Common Stock on such date. These options are immediately exercisable.

        The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, (i) no such revision or amendment shall impair the terms and conditions of any outstanding option to the material detriment of the Optionee without the consent of the optionee except as authorized in the event of merger, consolidation or liquidation of the Company and (ii) the Plan may not, without the approval of the shareholders, be amended in any manner that will (a) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, stock dividends or similar events; (b) change the designation of the class of employees eligible to receive options, (c) decrease the price at which options may be granted or (d) materially increase the benefits accruing to optionees under the Plan.

     Under present law, an optionee will not realize any taxable income on the date a nonqualified option is granted pursuant to the Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as a capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which nonqualified options are exercised, equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment-related taxes on such ordinary income.

     Incentive stock options granted under the Plan are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code. Under
Section 422, an optionee recognizes no taxable income when the option is granted. Further, the optionee generally will not recognize any taxable income when the option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any income tax deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

The table below shows the total number of stock options that have been received by the following individuals and groups under the Plan:

     Total Number of
     Name and Position or Group                          Options Received (1)
     --------------------------                          --------------------
     Robert Case, CEO                                         802,500
     Gregory Freitag, former COO, CFO                         700,000
     Thomas R. Witty, Ph.D., Executive VP of R&D              290,000
     Current Executive Officer Group                        1,482,500
     Current Non-executive Officer Director Group           1,447,500
     Current Non-executive Officer Employee Group             808,756


(1) This table reflects only the total stock options granted as of October 15, 2001, without taking into account exercises or cancellations. Because future grants of stock options are subject to the discretion of the Administrator or the non-employee director's reelection to the Board, the future benefits or amounts that may be received by these individuals or groups under the Plan cannot be determined at this time.

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

    The Board of Directors recommends a vote FOR the increase in shares reserved for issuance under the 1998 Stock Option Plan. Approval of the increase in shares reserved for issuance under the 1998 Stock Option Plan requires the affirmative vote of the greater of (I) a majority of the number of shares of Common Stock present and entitled to vote at the Meeting or (II) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Meeting.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Any shareholder proposals intended to be presented at the Company's next annual meeting of shareholders must be received by the Company at its office located at 815 Northwest Parkway, Suite 100, Eagan, Minnesota 55121 on or before July 8, 2002 to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting. Also, if a shareholder proposal intended to be presented at the 2002 annual meeting but not included in the Company's proxy statement and proxy is received by the Company after September 21, 2002, then management named in the Company's proxy form for the 2002 annual meeting will have discretionary authority to vote the shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials.

                                  OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held eight meetings during the fiscal year ended June 30, 2001. Each director attended all of these meetings with the exception of one meeting that director Gaines was unable to attend and one meeting that directors Strickland and Lyons were unable to attend. The directors also meet informally from time to time to discuss issues concerning the Company and take action through unanimous written consent. The Company has Audit, Compensation and Nominating Committees.

    The Audit Committee is comprised of directors Perkins, Lyons and Strickland with Mr. Strickland as Chairman. The Audit Committee met twice during the fiscal year ended June 30, 2001 and all members were present.

    The Compensation Committee is also comprised of directors Perkins, Lyons and Strickland with Mr. Lyons as Chairman. The Compensation Committee has the responsibility of reviewing on an annual basis all officer compensation and administering any employee options and plans related thereto. The Compensation Committee did not meet formally during the fiscal year ended June 30, 2001, but did meet informally to discuss compensation issues and took action through unanimous written consent.

    The Nominating Committee is comprised of directors Case, Gaines and Lyons with Mr. Lyons as Chairman. The Nominating Committee has the responsibility of recruiting new board members. The Nominating Committee did not meet formally during the fiscal year ended June 30, 2001, but did meet informally to discuss issues and took action through unanimous written consent.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended June 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied except for Mr. Perkins who reported one transaction late.

INDEPENDENT AUDITORS

     McGladrey & Pullen, LLP has acted as the Company's independent auditors for the fiscal year ended June 30, 2001. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     AUDIT FEES. The aggregate fees billed by McGladrey & Pullen, LLP for professional services rendered in connection with the audit of the Company's annual financial statements for fiscal 2001, reviews of the financial statements included in the Company's Forms 10-QSB for fiscal 2001, accounting consultations and audit committee meetings were $29,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. McGladrey & Pullen, LLP or associated entities did not bill any fees for financial information systems design and implementation services rendered to the Company during fiscal 2001.

     ALL OTHER FEES. The aggregate fees billed by McGladrey & Pullen, LLP or associated entities for all other non-audit services rendered to the Company during fiscal 2001, including fees for tax-related services, were $32,000.

     The Company's Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining McGladrey & Pullen, LLP's independence and has determined that such services have not adversely affected McGladrey & Pullen, LLP's independence.


FORM 10-KSB

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 2001 (WITHOUT EXHIBITS) ACCOMPANIES THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. NO PORTION OF SUCH REPORT IS INCORPORATED HEREIN OR IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH TO ANY SHAREHOLDER ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-KSB UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF QUANTECH COMMON STOCK ON OCTOBER 30, 2001, THE RECORD DATE FOR THE ANNUAL MEETING, AND SHOULD BE DIRECTED TO EDWARD L. ZEMAN, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.

OTHER BUSINESS

    All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. In voting by proxy in regard to the matters presented, shareholders may vote in favor of the item, against the item or abstain from voting. Shareholders should specify their choices on the enclosed Proxy. Any Proxy on which no direction is specified will be voted in favor of each of the matters to be considered.

    The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement and is not aware that any other matters will be presented for action at the Meeting. Should any other matters be properly presented, the persons named in the enclosed form of Proxy will vote the Proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the Proxy.

DATED: NOVEMBER 6, 2001                         Robert Case
                                                Chief Executive

                                                                      Appendix A

                                  QUANTECH LTD.
                             AUDIT COMMITTEE CHARTER


     IX. MEMBERSHIP

     The Quantech Audit Committee will be composed of not fewer than three (3) members of the Board of Directors. They will be selected by the Board, taking into account prior experience in matters to be considered by the committee, probable availability at the times required for consideration of such matters, and their individual independence and objectivity.

     At least a majority of the Audit Committee will be outside directors, independent of management and free from any relationship that would interfere with the exercise of independent judgement.

     X. MEETING SCHEDULE

     The Quantech Audit Committee will meet at least twice a year, once before the company's annual outside audit begins, and once after the outside audit has been completed to review the outcome and financial statements.

     XI. COMMITTEE ACTIONS

     The activities of the Audit Committee might result in the following types of actions:

     (A) Those in which the committee will inform the board that action has been taken in the board's interest and does not require prior board approval.

          1. Review and approve the scope of the annual audit for Quantech and its subsidiaries recommended jointly by the independent CPA's and the company's chief financial officer.

          2. Request the company's chief financial officer to supervise an internal audit type investigation into a particular area of interest or concern.

     (B) Those that the Audit Committee will review and study and then recommend action by the Quantech Board of Directors.

          1. Recommend the appointment of independent outside public accountants.

          2. Review in advance of implementation any major accounting policy change.

          3.   Review annual audit reports.

          4. Recommend the inclusion of the annual audited financial statements in the Company's Annual Report on Form 10-KSB.

     (C) Those that the committee will review and study and then provide summary information reports to the board when appropriate.

          1. Interview outside accountants for review and analysis of strengths and weaknesses of the company's financial staff, systems, adequacy of controls, and other factors that might be pertinent to the integrity of published financial reports.

          2. Periodically review SEC filings by Quantech and assure that adequate programs and procedures exist to comply with SEC regulations.

                                 QUANTECH LTD.
                            ------------------------
 PROXY FOR 2001 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 12, 2001
                            ------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints Robert Case and Edward L. Zeman, officers of the Company, with full power of substitution, his or her Proxy to represent and vote, as designated below, all shares of Quantech Ltd. registered in the name of the undersigned, with the powers the undersigned would possess if personally present at the Company's 2001 Annual Meeting of Shareholders to be held on Wednesday, December 12, 2001, at 3:30 p.m. Central Time, at the Minneapolis Club, 729 2(nd) Avenue South, Minneapolis, Minnesota 55402, and at any adjournment thereof, hereby revoking all proxies previously given with respect to the meeting.

       The Board of Directors recommends that you vote "FOR" each proposal

      1.   ELECT JAMES F. LYONS AS A CLASS 3 DIRECTOR OF THE COMPANY:
           [ ] FOR nominee                           [ ] WITHHOLD AUTHORITY to vote for
                                                     nominee

           ELECT GREGORY G. FREITAG AS A CLASS 3 DIRECTOR OF THE COMPANY:
           [ ] FOR nominee                           [ ] WITHHOLD AUTHORITY to vote for
                                                     nominee

      2.   INCREASE BY 2,000,000 THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1988
           STOCK OPTION PLAN:
           [ ] FOR                                   [ ] AGAINST

      1.
           ELECT GREGORY G. FREITAG AS A CLASS 3
           DIRECTOR OF THE COMPANY:
      2.
           [ ] ABSTAIN

         (Continued, and TO BE DATED AND SIGNED on the reverse side)

                          (continued from other side)

       3.   OTHER MATTERS: In their discretion, the appointed Proxies are
            [ ] AUTHORIZED                            [ ] NOT AUTHORIZED
            to vote upon such other business as may properly come before the meeting.

       3.
            to vote upon such other business as may
            properly come before the meeting.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS #1 AND #2, AND WILL BE DEEMED TO GRANT AUTHORITY UNDER PROPOSAL #3.

                                                 DATED:
                                                  ___________________ ,
                                                 2001

                                                 --------------------------

                                                 --------------------------
                                                 PLEASE DATE AND SIGN ABOVE
                                                 EXACTLY AS NAME(S) APPEAR
                                                 AT THE LEFT. EXECUTORS,
                                                 ADMINISTRATORS, TRUSTEES,
                                                 GUARDIANS, ETC., SHOULD
                                                 INDICATE CAPACITY WHEN
                                                 SIGNING. FOR STOCK HELD IN
                                                 JOINT TENANCY, EACH JOINT
                                                 OWNER SHOULD SIGN.